UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2026

GLOBAL ASSET MANAGEMENT GROUP, INC.

Wyoming	0-08962	84-1641415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Monroe Street, Suite 1505

Rockville, MD 20852

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (240) 398-8319

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 24, 2026, the Board of Directors accepted the resignation of Daniel Snyder as a Director of the Issuer pursuant to his retirement request, effective immediately. Mr. Snyder’s resignation was for personal business reasons and not as a result of any dispute with the Company, its management, its financial statements, or any matter relating to the Issuer’s operations, policies, practices, or its reports filed with the U.S. Securities and Exchange Commission. Mr. Snyder did not provide any written statement which would be required to be included in the Issuer’s filing on this Form 8-K.

Effective July 24, 2026, the Board of Directors appointed David Marshall Nissman to the Board of Directors of the Issuer. Mr. Nissman will also serve as a member of the Audit Committee of the Issuer, together with Robert Fiallo and John Murray.

About David Marshall Nissman

David Marshall Nissman brings decades of experience in federal law enforcement, banking, economic development, and corporate governance. He previously served as the 19th United States Attorney for the District of the Virgin Islands following appointment by President George W. Bush, and has advised governments, financial institutions, and private companies on regulatory compliance, banking, and economic development initiatives.

There are no family relationships between Mr. Nissman and any director or executive officer of the Company, and there are no arrangements or understandings between Mr. Nissman and any other person pursuant to which he was appointed to the Board. The Company is not aware of any transaction involving Mr. Nissman requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Nissman has also served as a director and executive of numerous financial institutions and businesses while helping develop innovative economic development programs that have attracted significant investment throughout U.S. territories. “We are excited to welcome David to our Board,” said Andrew Roiniotis, Chief Marketing Officer and Chairman of the Advisory Board of our Company. “His unique combination of legal, banking, regulatory, and governance experience provides tremendous value as we continue building a diversified public holding company.”

Item 8.01 Other Events.

On July 24, 2026, the Issuer announced that it had appointed two business leaders to its Corporate Advisory Board to assist the Issuer’s management and Board of Directors in future growth, business planning, and shareholder communications.

Daniel Bell Joins as Strategic Advisor

Daniel Bell joins the Company’s Advisory Board bringing more than two decades of experience in transfer agency operations, shareholder services, capital markets, transaction execution, and issuer advisory services. He currently serves as Founder and Managing Member of H.D. Bell Consulting, LLC and Executive Vice President of Corporate Escrow Management, Inc.

Throughout his career, Mr. Bell has held leadership positions with Corporate Stock Transfer, Equiniti, and DealMaker/Novation, working with public companies ranging from emerging issuers to organizations with hundreds of thousands of shareholders. “Daniel’s deep understanding of public company infrastructure, shareholder strategy, and capital markets will be an invaluable resource as the Company continues executing its acquisition and growth initiatives and enhancing communication with shareholders,” added Mr. Roiniotis.

Darryl Barnes Joins as Strategic Advisor

Darryl Barnes joins GAMG’s Advisory Board with an extensive background in government leadership, economic development, entrepreneurship, and community engagement.

Mr. Barnes currently serves as Chairman of the Prince George’s County Planning Board of The Maryland-National Capital Park and Planning Commission, overseeing one of the region’s largest planning organizations serving nearly two million residents. Previously, he served nine years in the Maryland General Assembly, including leadership roles as Chief Deputy Majority Whip, Assistant Speaker Pro Tem, and Chairman of the Maryland Legislative Black Caucus. He also founded and led multiple organizations focused on business development and community advancement.

“We’re honored to welcome Chairman Barnes as an advisor,” said Mr. Roiniotis. “His experience in economic development, strategic leadership, public policy, and business growth will bring valuable insight as we expand our real estate management platform.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ASSET MANAGEMENT GROUP, INC.

Dated: July 28, 2026	By:	/s/ John Murray
	Name:	JOHN MURRAY
	Title:	President

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